                                 SUBSIDIARIES
                                      OF
                      COMMUNITY MEDICAL TRANSPORT, INC.

                                                                     State of
          Legal Name                            DBA Names          Incorporation
          ----------                            ---------          -------------

Community Ambulette Service, Inc.                                     Delaware

First Help Ambulance and Ambulette, Inc.   Freedom/A-1 Ambulance      New York

Empire Ambulance and Ambulette, Inc.       Freedom/A-1 Ambulance      New York

Century Ambulance and Ambulette, Inc.      Hudson Valley Ambulance    New York

Elite Ambulance & Medical Coach, Inc.                                 New Jersey